UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 5, 2010

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California	000-28540	94-3079392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

255 Shoreline Drive, Suite 450
Redwood City, California 94065

(Address of Principal Executive Offices, including Zip Code)

(650) 232-2400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02:               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

(e)                                  Approval of Fiscal Year 2010 Compensation Programs for Named Executive Officers

On February 5, 2010, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Versant Corporation (“Versant” or the “Company”) approved compensation programs for the Company’s fiscal year ending October 31, 2010 (“Fiscal 2010”) for the Company’s executive officers, Jochen Witte — Versant’s Chief Executive Officer and President and Jerry Wong — Versant’s Vice President, Finance and Chief Financial Officer.  The principal components of these Fiscal 2010 compensation programs are summarized below.

Jochen Witte (Chief Executive Officer and President):  Mr. Witte’s Fiscal 2010 base salary was set at the rate of €216,000 (Euros) per annum pursuant to his existing employment agreement and the Compensation Committee approved a Fiscal 2010 bonus program for Mr. Witte consisting of the following components with the following principal terms:

•                  Bonus based on Fiscal 2010 Revenues:  Mr. Witte will be eligible to be paid a bonus after the close of Fiscal 2010 based on Versant’s revenues for Fiscal 2010, determined in accordance with U.S. generally accepted accounting principles (“2010 Revenues”).  Under this bonus arrangement, Mr. Witte would be entitled to receive a bonus equal to 3% of that portion of 2010 Revenues that exceeds a target level of 2010 Revenues but does not exceed a second, higher target, and 5% of that portion of 2010 Revenues that exceeds the second, higher target.

•                  Bonus based on Fiscal 2010 Income from Operations:  Mr. Witte will also be eligible to receive bonuses after the close of Fiscal 2010 based on the Company’s income from operations for Fiscal 2010 determined in accordance with U.S. generally accepted accounting principles (“2010 Income from Operations”) as follows:  Mr. Witte (i) will be entitled to a cash bonus equal to 7.5% of that portion of 2010 Income from Operations that exceeds a first target level of 2010 Income from Operations; and (ii) will be granted a fully vested option to purchase up to 2,000 shares of Versant Common Stock for each $100,000 of 2010 Income from Operations in excess of a second, higher target level of 2010 Income from Operations (with the number of such options to be prorated for any increments less than $100,000), and the number of shares subject to stock options granted under this bonus arrangement will be limited to a maximum of 10,000 shares.  These stock options would be granted following the close of Fiscal 2010 at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

•                  New VOD Customer Bonus:  In addition, for each Versant Object Database (VOD) customer acquired in Fiscal 2010 who is a new customer (“New VOD Customer”) and who generates VOD license or maintenance revenue (determined in accordance with U.S. generally accepted accounting principles or “GAAP”) in Fiscal 2010, Mr. Witte will be eligible to receive a bonus equal to 10% of the VOD-related revenue generated by that new customer in Fiscal 2010, payable after the close of Fiscal 2010.  In addition, Mr.

Witte would be granted a fully vested option to purchase 2,000 shares of Versant Common Stock for each New VOD Customer acquired in Fiscal 2010 who either generates (i) a certain amount of revenue (determined in accordance with GAAP) for the Company in Fiscal 2010 or (ii) a firm order that will result in at least that amount of revenue in a subsequent fiscal period, with the number of shares subject to stock options granted under this bonus program to be limited to a maximum of 20,000 shares.  These stock options would be granted following the close of Fiscal 2010 at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

•                  Discretionary Bonus.  In addition, Mr. Witte will be eligible to receive a discretionary bonus following the close of Fiscal 2010 in an amount of up to $60,000 as determined by the Committee, based on the Committee’s assessment of Mr. Witte’s progress in achieving certain corporate objectives in Fiscal 2010.

If Mr. Witte meets all targets under the Fiscal 2010 bonus programs, his cash bonus under all the above Fiscal 2010 bonus programs would total $246,000.

Jerry Wong (Vice President Finance, Chief Financial Officer):  Mr. Wong’s Fiscal 2010 base salary was set at the rate of $190,000 per annum and the Committee approved a Fiscal 2010 bonus program for Mr. Wong with the following principal terms:

•                  Bonus based on Fiscal 2010 Income from Operations:  After the close of Fiscal 2010, Mr. Wong will be eligible to receive a cash bonus equal to 5% of that portion of the Company’s 2010 Income from Operations that exceeds a target level of 2010 Income from Operations.

•                  Discretionary Bonus.  Mr. Wong will also be eligible to earn a cash bonus during Fiscal 2010 of up to $80,000 by achieving certain operational objectives in Fiscal 2010, as determined by Versant’s Chief Executive Officer.  This bonus would be paid in increments as earned on a quarterly basis and the Compensation Committee has determined that Mr. Wong earned $20,000 of this discretionary bonus in the first fiscal quarter of Fiscal 2010.

If Mr. Wong meets all targets under the Fiscal 2010 bonus programs, his bonus under all the above Fiscal 2010 bonus programs would total $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: February 10, 2010	By:	/s/ Jerry Wong
Jerry Wong, Chief Financial Officer